UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2012

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52499
(Commission File Number)

N/A
(IRS Employer Identification No.)

Suite 103 – 318 North Carson Street, Carson City, Nevada 89701-4597
(Address of principal executive offices and Zip Code)

775.782.3999
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

On January 22, 2012, the Company entered into a consulting agreement (the “ATG Agreement”) with ATG Inc. (“ATG”) wherein AGT will provide financial media relations services to the Company for a period of 45 days. The AGT Agreement can be cancelled at any time by either party in writing only after each month’s work has been performed. Any compensation received by ATG shall be retained by ATG and no further fees shall be due.

Pursuant to the terms of the ATG Agreement, the Company will to pay ATG US$19,000 upon receipt of the executed ATG Agreement and issue 300,000 restricted common shares of the Company within ten (10) calendar days of receipt of the executed ATG Agreement. Effective January 26, 2012, the Company has issued all of the shares pursuant to an exemption from registration relying on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

On January 26, 2012 the Company entered into an investor relations and consulting agreement (the “Stock Signal Agreement”) with Stock Signal IR and Consulting Group (“Stock Signal”) wherein Stock Signal will provide investor relations and promotional services for a period of six (6) months. The Stock Signal Agreement can be cancelled at any time by either party upon ten (10) calendar days’ notice to either party.

Pursuant to the terms of the Stock Signal Agreement, the Company will pay Stock Signal US$1,000 and issue an aggregate of 140,000 restricted common shares of the Company. The shares will be issued in increments of 15,000 shares during month one (1); and 25,000 shares for each of months two (2), three (3), four (4), five (5) and six (6) of the term.

Item 9.01	Financial Statements and Exhibits

10.1	Consulting Agreement with ATG Inc. dated January 22, 2012.

10.2	Investor Relations and Consulting Agreement with Stock Signal IR and Consulting Group dated January 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary and
Director

February 1, 2012